Theravance Reports Fourth Quarter and Full Year 2014 Financial Results

Theravance to Host Conference Call and Webcast Today at 5:00 p.m. ET

SOUTH SAN FRANCISCO, CA -- (Marketwired - February 18, 2015) - Theravance, Inc. (NASDAQ: THRX) today reported financial results for the quarter and year ended December 31, 2014. Royalties earned on net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® during the fourth quarter 2014 were $10.5 million, a 164% increase from the previous quarter. Net loss for the fourth quarter and full year 2014 was $15.9 million or $0.14 per share and $168.5 million or $1.50 per share, respectively. Cash and cash equivalents, short-term investments, and marketable securities totaled $283.4 million as of December 31, 2014.

"We are entering 2015 in a strong position with increased reimbursement in the U.S. for BREO® and ANORO®, an April 30, 2015 PDUFA date for the U.S. BREO® asthma supplemental NDA, and expect to report significant clinical data later in the year from the SUMMIT mortality study of RELVAR®/BREO®. We remain excited about the future opportunities for Theravance as we continue to work to achieve our goal of developing a strong and sustainable royalty management business with a lean corporate structure that is supported by our two respiratory products partnered with GSK," said Michael W. Aguiar, Chief Executive Officer of Theravance.

Highlights

  Theravance paid a cash dividend of $0.25 per share on December 23, 2014 to stockholders of record as of the close of business on November 25, 2014. Total capital returns to stockholders in 2014 in the form of dividends were $57.9 million.

  In the fourth quarter 2014, sales of RELVAR®/BREO® ELLIPTA® by GlaxoSmithKline plc (GSK) were $62.2 million compared to $25.6 million in the previous quarter, an increase of approximately 142%, resulting in total sales of $110.9 million in 2014.

  As of December 31, 2014, RELVAR®/BREO® ELLIPTA® has been approved in 58 countries for marketing and has been launched in 36 countries.

  In the fourth quarter 2014, sales of ANORO® ELLIPTA® by GSK were $17.4 million compared to $1.8 million in the previous quarter, a substantial increase resulting in total sales of $27.4 million in 2014.

  As of December 31, 2014, ANORO® ELLIPTA® has been approved in 47 countries for marketing and has been launched in 20 countries.

  GSK announced that as of January 2015, U.S. Medicare Part D coverage has increased to 76 percent for BREO® ELLIPTA® and to 65 percent for ANORO® ELLIPTA®. In addition, as of January 2015, 64 percent are insured through commercial plans for BREO® ELLIPTA® and 78 percent for ANORO® ELLIPTA®.

  A Phase 3 study evaluating the effectiveness of RELVAR®/BREO® ELLIPTA® compared to other COPD treatments, as measured by the primary endpoint of the mean annual rate of moderate and severe exacerbations, one of the Salford Lung Studies being conducted, completed enrollment of 2,800 patients.

  GSK secured reimbursement for ANORO® ELLIPTA® via the Australian Pharmaceutical Benefits Scheme (PBS) as a long-term once-daily, maintenance bronchodilator treatment to relieve symptoms in adult patients with COPD.

Key Clinical and Regulatory Events for 2015

  The U.S. Food and Drug Administration Prescription Drug User Fee Act (PDUFA) date for RELVAR®/BREO® ELLIPTA® as a potential treatment for asthma is April 30, 2015.

  Results from the SUMMIT study of 16,000 patients evaluating the impact of RELVAR®/BREO® ELLIPTA® on all cause mortality among patients with COPD who have cardiovascular disease (or are at increased risk for cardiovascular disease), may be available by year-end 2015.

  The Salford Lung Study in COPD is expected to complete by the end of 2015 with the first results expected in 2016.

Financial Results for the Fourth Quarter and Year Ended December 31, 2014

Total revenue for the fourth quarter of 2014 was $7.3 million, which primarily resulted from royalties of $10.5 million from net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, offset by amortization of intangible assets of approximately $3.5 million. The majority of royalties were driven by sales of RELVAR®/BREO® ELLIPTA®.

Research and development expenses for the fourth quarter of 2014 were $0.8 million compared with $2.5 million for the same period in 2013. The decrease in the fourth quarter compared to the same period last year was primarily due to the reduced level of operations as a result of the spin-off of Theravance Biopharma, Inc. in June 2014, as discussed below.

General and administrative expenses for the fourth quarter of 2014 and the same period of 2013 were both $6.4 million. Total general and administrative stock-based compensation expense for the fourth quarter of 2014 was $1.2 million compared with $1.9 million for the same period in 2013. A significant portion of the general and administrative expenses in the fourth quarter of 2014 was related to the continued transition activities as a result of the spin-off of Theravance Biopharma, Inc.

Cash and cash equivalents, short-term investments and marketable securities totaled $283.4 million as of December 31, 2014.

2014 Spin-Off

On June 1, 2014, Theravance separated its late-stage partnered respiratory assets from its biopharmaceutical research and drug development operations by transferring its research and drug development operations into Theravance Biopharma, a then wholly-owned subsidiary. Theravance contributed $393.0 million of cash, cash equivalents and marketable securities to Theravance Biopharma and all outstanding shares of Theravance Biopharma were then distributed to its stockholders as a pro-rata dividend distribution on June 2, 2014 by issuing one ordinary share of Theravance Biopharma for every 3.5 shares held of Theravance common stock to stockholders of record on May 15, 2014 (the "Spin-Off"). The Spin-Off resulted in Theravance Biopharma operating as an independent, publicly traded company.

The results of operations for Theravance's former research and drug development operations, Theravance Biopharma, following the spin-off of those operations on June 1, 2014, are included as part of the condensed consolidated statements of operations as discontinued operations.

Conference Call and Webcast Information

Theravance has scheduled a conference call for today at 5:00 p.m. Eastern Standard Time. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting Theravance's website at www.thrxinc.com. To listen to the live call via the Internet, please go to the website 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's website for 30 days. An audio replay will also be available through 11:59 p.m. Eastern Time on February 25, 2015 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 71257193.

About Theravance

Theravance, Inc. is focused on maximizing the potential value of the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, with the intention of providing capital returns to stockholders. Under the Long-Acting Beta2 Agonist (LABA) Collaboration Agreement with GSK, Theravance is eligible to receive the associated royalty revenues from RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol, "FF/VI"), ANORO® ELLIPTA® (umeclidinium bromide/vilanterol, "UMEC/VI") and if approved and commercialized, VI monotherapy. Theravance is also entitled to a 15% economic interest in any future payments made by GSK under agreements entered into prior to the spin-off of Theravance Biopharma, and since assigned to Theravance Respiratory Company, LLC, relating to the combination of UMEC/VI/FF and the Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid, and any other product or combination of products that may be discovered and developed in the future under these agreements with GSK (other than RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and VI monotherapy). For more information, please visit Theravance's website at www.thrxinc.com.

RELVAR®, BREO®, ANORO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: recommendations of the U.S. Food And Drug Administration's Pulmonary-Allergy Drugs Advisory Committee with respect to BREO® ELLIPTA®, the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved, the strategies, plans and objectives of the company, the timing, manner, amount and planned growth of anticipated potential capital returns to stockholders (including without limitation statements, expectations of future cash dividends and the potential for future share repurchases), the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, expectations for product candidates through development and commercialization, the timing of seeking regulatory approval of product candidates, and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: the disruption of operations during the transition period following the spin-off, including the diversion of managements' and employees' attention, disruption of relationships with collaborators and increased employee turnover, lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Theravance's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission (SEC) on November 4, 2014. Additional information will also be set forth in those sections of Theravance's Annual Report on Form 10-K for the year ended December 31, 2014, which will be filed with the SEC in the first quarter of 2015. In addition to the risks described above and in Theravance's other filings with the SEC, other unknown or unpredictable factors also could affect Theravance's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

(THRX-F)

                              THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)

                                  Three Months Ended        Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)
Revenue:
  Royalty revenue from a related
   party                         $   7,009  $   1,202  $   7,351  $   1,202
  Revenue from collaborative
   arrangements from a related
   party, net                          271        271      1,082      3,330
                                 ---------  ---------  ---------  ---------
    Total revenue (1)                7,280      1,473      8,433      4,532

Operating expenses:
  Research and development (2)         777      2,483      7,498      9,038
  General and administrative (2)     6,373      6,407     34,864     24,289
                                 ---------  ---------  ---------  ---------
    Total operating expenses         7,150      8,890     42,362     33,327
                                 ---------  ---------  ---------  ---------

Income (Loss) from operations          130     (7,417)   (33,929)   (28,795)

Other income (expense), net         (3,607)        (2)    (3,272)     6,732
Interest income                        117        211        563        778
Interest expense                   (12,566)    (1,686)   (36,892)    (9,348)
                                 ---------  ---------  ---------  ---------
    Loss from continuing
     operations, net of tax        (15,926)    (8,894)   (73,530)   (30,633)
Loss from discontinued
 operations                              -    (41,035)   (94,934)  (140,068)
                                 ---------  ---------  ---------  ---------

Net loss                         $ (15,926) $ (49,929) $(168,464) $(170,701)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share:
  Continuing operations, net of
   tax                           $   (0.14) $   (0.08) $   (0.66) $   (0.30)
  Discontinued operations                -      (0.38)     (0.84)     (1.37)
                                 ---------  ---------  ---------  ---------
    Basic and diluted net loss
     per share                   $   (0.14) $   (0.46) $   (1.50) $   (1.67)
                                 =========  =========  =========  =========

Cash dividends declared per
 common share                    $    0.25  $       -  $    0.50  $       -
                                 =========  =========  =========  =========

Shares used to compute basic and
 diluted net loss per share        114,342    108,667    112,059    102,425
                                 =========  =========  =========  =========

(1) Revenue is comprised of the following (in thousands):

                                  Three Months Ended        Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)

Royalties from a related party   $  10,464  $   1,945  $  18,417  $   1,945
Amortization of intangible
 assets                             (3,455)      (743)   (11,066)      (743)
                                 ---------  ---------  ---------  ---------
  Royalty revenue                    7,009      1,202      7,351      1,202
LABA collaboration                       -          -          -      1,815
Strategic alliance - MABA
 program license                       271        271      1,082      1,515
                                 ---------  ---------  ---------  ---------
  Total revenue from a related
   party                         $   7,280  $   1,473  $   8,433  $   4,532
                                 =========  =========  =========  =========

(2) Amounts include stock-based compensation expense for the three months and year ended December 31 as follows (in thousands):

                                  Three Months Ended        Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)

Research and development         $     192  $     147  $   2,781  $     573
General and administrative           1,185      1,880     12,980      7,325
Discontinued operations                  -      3,956     11,629     17,789
                                 ---------  ---------  ---------  ---------
  Total stock-based compensation
   expense                       $   1,377  $   5,983  $  27,390  $  25,687
                                 =========  =========  =========  =========

                              Theravance, Inc.
                       Consolidated Balance Sheet Data
                               (in thousands)

                                                 December 31,   December 31,
                                                     2014           2013
                                                 ------------   ------------
                                                  (unaudited)        (1)
                                                 ------------   ------------

Assets
  Cash, cash equivalents and marketable
   securities                                    $    283,354   $    520,499
  Other current assets                                 11,684          8,500
  Inventories                                               -         10,406
  Property and equipment, net                             324         10,238
  Intangible assets, net                              208,191        124,257
  Other assets                                         18,101          7,355
                                                 ------------   ------------
    Total assets                                 $    521,654   $    681,255
                                                 ============   ============

Liabilities and stockholders' (deficit) equity
  Other current liabilities                      $     11,618   $     35,115
  Payable to related-parties                                -         40,000
  Payable to Theravance Biopharma, Inc.                 1,056              -
  Deferred revenue                                      4,870         14,744
  Convertible subordinated notes                      255,109        287,500
  Non-recourse notes payable, due 2029                470,527              -
  Other long-term liabilities                           1,823          4,774
  Stockholders' (deficit) equity                     (223,349)       299,122
                                                 ------------   ------------
    Total liabilities and stockholders'
     (deficit) equity                            $    521,654   $    681,255
                                                 ============   ============

(1) The selected consolidated balance sheet amounts at December 31, 2014 are derived from audited financial statements.

Contact Information:

Eric d'Esparbes
Sr. Vice President and Chief Financial Officer
650-238-9640
investor.relations@thrxinc.com